Exhibit 5.1
Morgan, Lewis & Bockius llp 1701 Market Street Philadelphia, PA 19103-2921 Tel. 215.963.5000 Fax: 215.963.5001 www.morganlewis.com

December 20, 2012

Echo Therapeutics, Inc.
8 Penn Center
1628 JFK Blvd., Suite 300
Philadelphia, PA 19103

Re:           Registration Statement on Form S-3 (Reg. No. 333-175938)

Ladies and Gentlemen:

We have acted as counsel to Echo Therapeutics, Inc., a Delaware corporation (the “Company”), in connection with the offering by the Company of 3,200,000 shares (the “Shares”) of Common Stock, pursuant to (i) the referenced Registration Statement (the “Registration Statement”) filed under the Securities Act of 1933, as amended (the “Act”), with the Securities and Exchange Commission (the “SEC”), (ii) the preliminary prospectus supplement of the Company dated November 27, 2012, including the accompanying base prospectus dated October 28, 2011 (the “Base Prospectus”), which was filed by the Company with the SEC on November 27, 2012 pursuant to Rule 424(b)(2) promulgated under the Act (the “Preliminary Prospectus Supplement”), and (iii) the final prospectus supplement of the Company dated December 20, 2012, including the accompanying Base Prospectus, which was filed by the Company with the SEC on December 21, 2012 pursuant to Rule 424(b)(5) promulgated under the Act (the “Prospectus”), relating to the offering and sale by the Company of up to 3,200,000 shares (the “Shares”) of its common stock, $0.01 par value (the “Common Stock”), including up to 480,000 shares of Common Stock that the underwriters have an option to purchase.

In connection with this opinion letter, we have examined the Registration Statement, the Prospectus and originals, or copies certified or otherwise identified to our satisfaction, of the Amended and Restated Certificate of Incorporation and Bylaws of the Company and such other documents, records and other instruments as we have deemed appropriate for purposes of the opinion set forth herein.

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies.

The opinions expressed herein are limited to Delaware General Corporation Law.

Based upon the foregoing, we are of the opinion that the Shares have been duly authorized by the Company and, when issued and sold by the Company and delivered by the Company against receipt of the purchase price therefor, in the manner contemplated by the Prospectus, will be validly issued, fully paid and nonassessable.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the Prospectus.  In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the SEC thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP